Exhibit 99.1

THOR Industries Reports Record Net Sales Of $3.96 Billion And Earnings Per Share Of $4.34 For The First Quarter Of Fiscal 2022 And Reaffirms Positive Outlook

- Net sales for the first quarter were $3.96 billion, an increase of 56.0% as compared to the first quarter of the prior fiscal year.

- Consolidated gross profit margin for the first quarter was 16.6%, a 170 basis-point improvement over the comparable prior-year period.

- Earnings per share for the first quarter were $4.34 per diluted share, an increase of 111.7% as compared to $2.05 per diluted share in the same period of the prior fiscal year.

- Consolidated RV backlog as of October 31, 2021 was $18.07 billion, an increase of over 100% as compared to RV backlog as of October 31, 2020.

- During the first quarter, THOR acquired Airxcel, a significant supplier to the North American RV industry.

- For our complete set of investor relations materials, please visit: http://ir.thorindustries.com

ELKHART, Ind., Dec. 8, 2021 /PRNewswire/ -- THOR Industries, Inc. (NYSE: THO) today announced record results for its first fiscal quarter ended October 31, 2021.

"Building on our record-setting fiscal 2021, THOR delivered yet another quarter of strong financial results to begin our 2022 fiscal year. It seems the market focuses on the supply chain and labor challenges that our industry is facing right now more than it does our performance in the face of those challenges, but our performance has been consistent despite those challenges. Through outstanding operational execution, our teams continue to successfully navigate through these challenges at record levels. In the quarter, we delivered over 88,100 units, outpacing the RV industry's growth rate of shipments. Our first quarter performance, which marks a third consecutive quarter of record net sales and diluted earnings per share, is a testament to the experience, flexibility and agility of our operating teams and their drive to meet the needs of our customers in a difficult and dynamic business environment," said Bob Martin, President and CEO of THOR Industries.

"Independent dealer sentiment remains positive and consumer demand for our RV products remains strong. In the first quarter, our global order backlog increased to more than $18 billion, reaffirming our view that the dealer restocking process will still take a number of quarters to complete and could possibly extend into calendar 2023," said Martin.

"The strategic course we have set gives us many reasons to remain confident and optimistic about our future performance as well. Our acquisition of Airxcel in the first quarter is a manifestation of our bullish outlook for our industry and for THOR in particular. This acquisition is a key piece to our strategic positioning of the Company as we seek to strengthen our supply chain. The Airxcel integration has gone exceedingly well, and we continue to see a great opportunity for growth through innovation, additional product offerings and the aftermarket business," added Martin.

First-Quarter Financial Results

Consolidated net sales were $3.96 billion in the first quarter of fiscal 2022, compared to $2.54 billion in the first quarter of fiscal 2021. This year's first quarter net sales include $2.24 billion for the North American Towable RV segment compared to $1.39 billion in the first quarter of fiscal 2021, $925.0 million for the North American Motorized RV segment compared to $493.9 million in the first quarter of fiscal 2021, and $633.0 million for the European RV segment compared to $602.5 million in the first quarter of fiscal 2021. The increase in consolidated net sales is primarily due to the continuing demand for RVs and our recent acquisitions. The addition of the Tiffin Group, acquired in December of 2020, accounted for $228.3 million of the increase in net sales for the first quarter of fiscal 2022, while the addition of Airxcel, acquired in September of 2021, accounted for $88.8 million of the increase in net sales for the first quarter of fiscal 2022, net of intercompany sales.

Consolidated gross profit margin increased 170 basis points to 16.6% for the first quarter of fiscal 2022, compared to 14.9% in the corresponding period a year ago. The increase in the consolidated gross profit percentage was primarily driven by the increase in net sales, a reduction in sales discounts since the prior-year period and selective net selling price increases to cover known and anticipated material cost increases.

Net income attributable to THOR Industries and diluted earnings per share for the first quarter of fiscal 2022 were $242.2 million and $4.34, respectively, compared to $113.8 million and $2.05, respectively, in the prior-year period.

Segment Results

North American Towable RVs

($ in thousands)	Three Months Ended October 31,		% Change
	2021	2020
Net Sales	$2,240,834	$1,392,044	61.0
Gross Profit	$408,539	$219,848	85.8
Gross Profit Margin %	18.2	15.8
Income Before Income Taxes	$266,282	$141,179	88.6

	As of October 31,		% Change
($ in thousands)	2021	2020
Order Backlog	$10,444,698	$4,397,713	137.5

North American Motorized RVs

($ in thousands)	Three Months Ended October 31,		% Change
	2021	2020
Net Sales	$925,028	$493,855	87.3
Gross Profit	$139,721	$68,102	105.2
Gross Profit Margin %	15.1	13.8
Income Before Income Taxes	$88,898	$41,567	113.9

	As of October 31,		% Change
($ in thousands)	2021	2020
Order Backlog	$4,277,378	$2,215,069	93.1

The addition of the Tiffin Group, acquired on December 18, 2020, accounted for $201.2 million of the $431.2 million increase in North American Motorized RV net sales.

European RVs

($ in thousands)	Three Months Ended October 31,		% Change
	2021	2020
Net Sales	$632,997	$602,488	5.1
Gross Profit	$67,444	$72,381	(6.8)
Gross Profit Margin %	10.7	12.0
(Loss) Before Income Taxes	$(17,976)	$(5,506)	(226.5)

	As of October 31,		% Change
($ in thousands)	2021	2020
Order Backlog	$3,348,355	$2,308,472	45.0

Management Commentary

"In our first fiscal quarter of 2022, we delivered another record consolidated financial performance, reflecting the strong and ongoing demand for our RV products as we continue to demonstrate our ability to excel in challenging operating environments. THOR is strategically structured to enable it to excel during times of favorable market conditions and to outperform when the industry faces challenges like the supply and labor constraints the industry faces today. We are very pleased with our first quarter gross profit margin performance of 16.6% which is an improvement of 170 basis points from the first quarter of fiscal 2021. This increase in consolidated gross profit margin reflects our operating excellence initiatives, an increased mix of higher margin North American sales versus European sales this quarter and our decision to take price adjustments ahead of anticipated increases in our material costs. We do expect our consolidated gross margins to see some downward pressure as global revenue mix normalizes and cost increases continue to occur in future quarters of fiscal 2022," said Colleen Zuhl, THOR Industries' Senior Vice President and Chief Financial Officer.

"During the first quarter of fiscal 2022, we issued $500 million of senior unsecured notes and expanded our ABL borrowing capacity to $1 billion. These transactions not only enhanced our liquidity and extended our debt maturities, but also secured access to long-term financing at attractive rates and provided funding for our acquisition of Airxcel. At the end of the first fiscal quarter, we had liquidity of over $1 billion, including approximately $336 million in cash on hand and approximately $810 million available under our ABL, providing significant financial flexibility moving forward as we continue to execute our long-term strategic plan through prudent and thoughtful capital deployment," concluded Zuhl.

Outlook

"Our first quarter financial and operational performance was a phenomenal start to our fiscal 2022 year. As we look ahead, we expect continued supply chain constraints, logistical challenges and cost pressures. However, as we have consistently demonstrated, we also expect to continue to excel at our top and bottom lines. We remain steadfastly focused on the execution of our strategic plan while we continue our realization of operational excellence as we strive to meet the strong consumer demand for our products. Through continued strategic operational execution, the integration of our recent acquisitions, our positive outlook for the RV industry and with record backlog levels providing visibility beyond this fiscal year, we are confident that fiscal year 2022 will be another year of meaningful growth for THOR," said Martin.

"Additionally, RVIA has recently increased its wholesale shipment forecast for calendar year 2021 to more than 602,000 units, and to over 613,000 for calendar year 2022, a projected increase of approximately 2% for next year. We agree with this outlook and expect THOR to continue to outperform the market and to grow at a higher rate than RVIA projects for the industry as whole," added Martin.

"We are pleased with the excellent progress we have made toward achieving our 2025 financial goals that we introduced in October 2019, and we look forward to seeing everyone at the 2022 Florida RV Supershow in January," concluded Martin.

Supplemental Earnings Release Materials

THOR Industries has provided a comprehensive question and answer document, as well as a PowerPoint presentation, relating to its quarterly results and other topics.

To view these materials, go to http://ir.thorindustries.com.

About THOR Industries, Inc.

THOR Industries is the sole owner of operating subsidiaries that, combined, represent the world's largest manufacturer of recreational vehicles.

For more information on the Company and its products, please go to www.thorindustries.com.

Forward-Looking Statements

This release includes certain statements that are "forward-looking" statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are made based on management's current expectations and beliefs regarding future and anticipated developments and their effects upon THOR, and inherently involve uncertainties and risks. These forward-looking statements are not a guarantee of future performance. We cannot assure you that actual results will not differ materially from our expectations. Factors which could cause materially different results include, among others: the extent and impact from the continuation of the COVID-19 pandemic, along with the responses to contain the spread of the virus, or its variants, by various governmental entities or other actors, which may have negative effects on retail customer demand, our independent dealers, our supply chain, our labor force, our production or other aspects of our business; the ability to ramp production up or down quickly in response to rapid changes in demand while also managing costs and market share; the effect of raw material and commodity price fluctuations, and/or raw material, commodity or chassis supply constraints; the dependence on a small group of suppliers for certain components used in production; the level and magnitude of warranty and recall claims incurred; the ability of our suppliers to financially support any defects in their products; legislative, regulatory and tax law and/or policy developments including their potential impact on our dealers and their retail customers or on our suppliers; the costs of compliance with governmental regulation; public perception of and the costs related to environmental, social and governance matters; legal and compliance issues including those that may arise in conjunction with recently completed transactions; lower consumer confidence and the level of discretionary consumer spending; interest rate fluctuations and their potential impact on the general economy and, specifically, on our dealers and consumers; the impact of exchange rate fluctuations; restrictive lending practices which could negatively impact our independent dealers and/or retail consumers; management changes; the success of new and existing products and services; the ability to maintain strong brands and develop innovative products that meet consumer demands; the ability to efficiently utilize existing production facilities; changes in consumer preferences; the risks associated with acquisitions, including: the pace and successful closing of an acquisition, the integration and financial impact thereof, the level of achievement of anticipated operating synergies from acquisitions, the potential for unknown or understated liabilities related to acquisitions, the potential loss of existing customers of acquisitions and our ability to retain key management personnel of acquired companies; a shortage of necessary personnel for production and increasing labor costs to attract production personnel in times of high demand; the loss or reduction of sales to key dealers; disruption of the delivery of units to dealers; increasing costs for freight and transportation; asset impairment charges; competition; the impact of potential losses under repurchase agreements; the potential impact of the strength of the U.S. dollar on international demand for products priced in U.S. dollars; general economic, market and political conditions in the various countries in which our products are produced and/or sold; the impact of changing emissions and other related climate change regulations in the various jurisdictions in which our products are produced, used and/or sold; changes to our investment and capital allocation strategies or other facets of our strategic plan; and changes in market liquidity conditions, credit ratings and other factors that may impact our access to future funding and the cost of debt.

These and other risks and uncertainties are discussed more fully in our Quarterly Report on Form 10-Q for the quarter ended October 31, 2021 and in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2021.

We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this release or to reflect any change in our expectations after the date hereof or any change in events, conditions or circumstances on which any statement is based, except as required by law.

THOR INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE MONTHS ENDED OCTOBER 31, 2021 AND 2020
($000's except share and per share data)

	Three Months Ended October 31, (Unaudited)
	2021	% Net Sales (1)	2020	% Net Sales (1)

Net sales	$3,958,224		$2,537,360

Gross profit	$655,424	16.6%	$378,852	14.9%

Selling, general and administrative expenses	295,883	7.5%	181,763	7.2%

Amortization of intangible assets	33,214	0.8%	27,427	1.1%

Interest expense, net	20,720	0.5%	23,958	0.9%

Other income, net	7,235	0.2%	615	—%

Income before income taxes	312,842	7.9%	146,319	5.8%

Income taxes	68,039	1.7%	30,680	1.2%

Net income	244,803	6.2%	115,639	4.6%

Less: net income attributable to non-controlling interests	2,561	0.1%	1,882	0.1%

Net income attributable to THOR Industries, Inc.	$242,242	6.1%	$113,757	4.5%

Earnings per common share
Basic	$4.37		$2.06
Diluted	$4.34		$2.05

Weighted-avg. common shares outstanding – basic	55,422,854		55,238,164
Weighted-avg. common shares outstanding – diluted	55,790,712		55,554,682

(1) Percentages may not add due to rounding differences

SUMMARY CONDENSED CONSOLIDATED BALANCE SHEETS ($000's) (Unaudited)

	October 31, 2021	July 31, 2021		October 31, 2021	July 31, 2021
Cash and equivalents	$339,297	$448,706	Current liabilities	$2,036,742	$1,794,785
Accounts receivable, net	1,166,373	949,932	Long-term debt	2,232,266	1,594,821
Inventories, net	1,671,847	1,369,384	Other long-term liabilities	367,521	316,376
Prepaid income taxes, expenses and other	36,194	35,501	Stockholders' equity	3,132,242	2,948,106
Total current assets	3,213,711	2,803,523
Property, plant & equipment, net	1,218,023	1,185,131
Goodwill	1,915,388	1,563,255
Amortizable intangible assets, net	1,298,289	937,171
Deferred income taxes and other, net	123,360	165,008
Total	$7,768,771	$6,654,088		$7,768,771	$6,654,088

Contact
Mark Trinske, Vice President of Investor Relations
mtrinske@thorindustries.com
(574) 970-7912